Exhibit 10.8

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

between

Calx Minerals, LLC

and

RMR Aggregates, Inc.

dated as of

October 7, 2016

Exhibits

Exhibit A	-	Transition Services Agreement
Exhibit B	-	Mining Complex
Exhibit C	-	Guaranty Agreement
Exhibit D	-	Land
Exhibit E	-	Indebtedness

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), is entered into between CalX Minerals, LLC, a Colorado limited liability company (“Seller”), and RMR Aggregates, Inc., a Colorado corporation (“Buyer”) on October ___, 2016.

RECITALS

WHEREAS, Seller owns forty-one (41) Bureau of Land Management (“BLM”) unpatented placer mining claims on which Seller operates the Mid-Continent Limestone Quarry located in Garfield County, Colorado relating to (i) the development, exploitation of calcium carbonate and dolomite deposits and (ii) the mining, processing, pulverizing, preparation, packaging, marketing, selling and shipping of limestone (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Access Rights” means easements, right-of ways, permits, licenses, contract rights and other rights for ingress, egress, utilities, pipelines, power facilities, communication facilities or other facilities.

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.06.

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“Annual Financial Statements” has the meaning set forth in Section 4.04.

“Assigned Contracts” has the meaning set forth in Section 2.01(g).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 4.19(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(n).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Colorado are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(e).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s Accountants” means Hein & Associates LLP.

“Cap” has the meaning set forth in Section 8.04(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

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“Dartagnan Litigation” means litigation involving a dispute between Dartagnan LLC and BCM CalX Fund LP. Such litigation commenced by BCM CalX Fund LP in June 2011, and was resolved in Dartagnan LLC’s favor, via grant of its motion for summary judgment on April 19, 2013.

“Deed” has the meaning set forth in Section 3.02(a)(iv).

“Designated Buyer” has the meaning set forth in Section 10.07.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 9.01(b)(ii).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Financial Statements” has the meaning set forth in Section 4.04.

“Fines” has the meaning set forth in Section 4.27.

“FIRPTA Certificate” has the meaning set forth in Section 7.02(s).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 4.07(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

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“Guaranty Agreement” means that certain guaranty agreement entered into by Buyer and the Guarantor Entity, upon which the Guarantor Entity guarantees all of the obligations, representations and indemnities of Seller hereunder this Agreement.

“Guarantor Entity” means Satuit LLC, a Colorado limited liability company.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” means with respect to Seller any obligations of Seller for borrowed money (including outstanding principal and unpaid interest, penalties, fees and expenses thereon), (ii) to the extent not included in the preceding clause, evidenced by a note, debenture, bankers acceptance, letter of credit or similar instrument or facility (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities, (iii) to the extent not included in the preceding clauses, upon which interest charges (other than late payment charges) are customarily paid or owed, issued or assumed as the deferred purchase price of property or services, conditional sale obligations and obligation under any title retention agreement, any direct or indirect guarantee, any obligation or reimburse any bank or other Person for amount aid under any letter of credit and any obligations under interest rate currency and other drive contracts.

“Improvements” means buildings, millsites, fixtures, improvements, tunnels, drifts, power lines, pipe lines, roads and other similar facilities on the Land.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means any and all trademarks and domain names; original works of authorship and related copyrights, trade secrets, whether or not patentable; designs and inventions and related patents; and similar intangible property in which any Person holds proprietary rights, title, interest or protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, and all applications, registrations, renewals, issues, reissues, divisions and continuations in connection with any of the foregoing.

“Intellectual Property Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.

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“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(vii).

“Inventory” has the meaning set forth in Section 2.01(f).

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director, manager or officer of Seller, after due inquiry.

“Land” means those certain tracts or parcels of land owned, leased, or possessed by Seller, including by not limited to the forty-one (41) Mining Claims as defined in Section 4.10(a) herein, and/or the Mining Complex located in Garfield County as set forth on Exhibit D, together with all Improvements, easements, hereditaments, Access Rights, Water Rights, privileges, and rights appurtenant and/or related thereto.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any action required or permitted by this Agreement, except pursuant to Section 6.08; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.07(a).

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“Material Customers” has the meaning set forth in Section 4.14(a).

“Material Suppliers” has the meaning set forth in Section 4.14(b).

“Mineral Rights” means the right to exploit, mine or produce any minerals lying beneath the surface of a property.

“Mining Claims” has the meaning set forth in Section 4.10(a).

“Mining Complex” means the mining complex commonly referred to as the “Mid-Continent Limestone Quarry” located in Garfield County, Colorado as set forth on the map attached as Exhibit B.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Plans of Operations” means those plans of operations under which Seller operates its Business under.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Purchased IP” has the meaning set forth in Section 4.11(a).

“Reclamation Plan” means that certain reclamation plan approved by the Mined Land Reclamation Division and any related amendments thereto.

“Reclamation Obligations” means all reclamation and similar obligations arising from Seller’s ownership and operation of the Business and/or the Purchased Assets.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

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“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the (i) ownership or operation of limestone mines and (ii) the marketing, distribution, or sale of limestone.

“Restricted Period” has the meaning set forth in Section 6.07(a).

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(k).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Tangible Personal Property” has the meaning set forth in Section 2.01(e).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means Colorado.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Town of Basalt Litigation” means litigation involving a dispute between Seller and the Town of Basalt, for which mediation concluded in March 2016.

“Transaction Documents” means this Agreement, the Bill of Sale, the assignments, Intellectual Property Assignments, deed(s), lease assignment and assumption agreement(s), and the other agreements, instruments and documents required to be delivered at the Closing.

“Transitions Services Agreement” means that Transition Services Agreement to be entered into as of the Closing Date in substantially the form attached hereto as Exhibit A.

“Union” has the meaning set forth in Section 4.20(b).

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“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Water Rights” means water rights, water leases and water supply agreements, ditch rights or other interests in water or water conveyance rights owned, leased or possessed by the Seller.

Article II
Purchase and Sale

Section 2.01         Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a)          all Improvements;

(b)          all Access Rights;

(c)          all Water Rights;

(d)          all Mining Claims;

(e)          all equipment, fixed assets other tangible assets, including all mobile mining equipment, machinery, tools, vehicles, office equipment, furniture, supplies, computers, and telephones of Seller wherever located, including at the Mining Complex, loadouts, preparation plants, active mining areas, reclamation areas, storage areas or elsewhere, set forth on Section 2.01(g) of the Disclosure Schedules (the “Tangible Personal Property”);

(f)          all limestone and other inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(g)          all Contracts, Intellectual Property Agreements, and equipment leases, set forth on Section 2.01(g) of the Disclosure Schedules (the “Assigned Contracts”);

(h)          all Permits, including Environmental Permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.17(b) and Section 4.18(b) of the Disclosure Schedules;

(i)          all Purchased IP;

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(j)          all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(k)          all prepaid expenses, deposits, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (excluding any such items to the extent they relate primarily to any Excluded Asset or Excluded Liability);

(l)          all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(m)         all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities on or after the Closing Date;

(n)          originals, or where not available, copies, of all books and records, including, but not limited to, all mine, land, and lease files, title opinions, ownership reports, and abstracts, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Purchased IP (“Books and Records”); and

(o)          all goodwill and the going concern value of the Business.

It is the intention of the Parties that Buyer acquire, lease or sublease, all assets, properties and rights necessary for the operation of the Business as conducted, including all mining, processing, loading, pulverizing, transporting, marketing, and selling of limestone and reclamation activities, but excluding the Excluded Assets. If, at any time after the Closing, it is discovered that certain assets, properties or rights, including rights under Contracts and fractional real property interests, owned, leased or subleased by Seller (other than the Excluded Assets) were not included in the Purchased Assets to be sold to Buyer and such assets properties or rights are needed by Buyer in the operation of the Business, including all mining, processing, pulverizing, loading, transporting, marketing and selling of limestone and all reclamation activities, then Seller shall assign, convey, lease or sublease, as applicable, such assets, properties or rights to Buyer, in each case upon the reasonable request of Buyer; provided, however, this obligation shall not include the assignment, conveyance, lease or sublease of any Excluded Assets other than Contracts which the parties mutually agree were omitted from Section 2.01(g) of the Disclosure Schedules.

Section 2.02         Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)          all cash, cash equivalents, certificates of deposit and trade accounts receivables held by Seller prior to September 30, 2016;

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(b)          Contracts, including Intellectual Property Agreements that are not Assigned Contracts (the “Excluded Contracts”);

(c)          the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(d)          all Benefit Plans and assets attributable thereto;

(e)          the assets, properties and rights specifically set forth on Section 2.02(e) of the Disclosure Schedules; and

(f)          all insurance policies of Seller and any related benefits or claims arising from or relating to the operation of the Business prior to the Closing Date;

(g)          the rights which accrue or will accrue to Seller under the Transaction Documents.

Section 2.03         Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the "Assumed Liabilities"), and no other Liabilities:

(a)          all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing; and

(b)          those Liabilities, if any, of Seller set forth on Section 2.03(c) of the Disclosure Schedules.

Section 2.04         Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the "Excluded Liabilities"). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the immediate foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)          any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b)          any Liability for (i) Taxes of Seller (or any Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; or (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.14;

(c)          any Liabilities relating to or arising out of the Excluded Assets;

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(d)          any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation and arose on or prior to the Closing Date;

(e)          any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing Date or otherwise to the extent arising out of any actions or omissions of Seller;

(f)          any trade accounts payable of Seller including any intercompany trade payables;

(g)          any Liabilities associated with royalty payments to Pitkin Iron Corporation that accrued or became due on or before the Closing Date; and

(h)          any Liabilities associated with the Dartagnan Litigation and Town of Basalt Litigation.

Section 2.05         Purchase Price. The aggregate purchase price for the Purchased Assets shall be Two Million Eight Hundred Twenty-Seven Thousand Six Hundred Twenty-Four Dollars 00/100 ($2,827,624.00) (the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer on the Closing Date.

(a)          Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price fifty thousand dollars 00/100 ($50,000) for withholding taxes (“Withholding Taxes”) and all such amounts due and payable for the Garfield County Property Taxes (“Property Taxes”). All such withheld amounts shall be treated as delivered to Seller hereunder.

(b)          Indebtedness. Seller shall pay all Indebtedness set forth on Exhibit E prior to the Closing Date or Buyer shall be entitled to deduct and withhold all such amounts due and payable and all such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.06         Allocation Schedule. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer, with reasonable input from Seller, and delivered to Seller within thirty (30) days following the Closing Date. Seller shall have fifteen (15) days following receipt of such draft of the Allocation Schedule to notify Buyer of any objections. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within fifteen (15) days following the Seller’s notice of objection, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule as such may have been revised by the Independent Accountant.

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Section 2.07         Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.07 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

Section 2.08         Post Closing Adjustment. The parties shall work together following the Closing Date to determine the Post Closing Adjustment. The Post Closing Adjustment shall mean the difference between those cash expense items paid in the ordinary course of Business (and consistent with past practice) by Seller between September 30, 2016 and the Closing Date and all trade account receivables received by Seller between September 30, 2016 and the Closing Date. If the number is negative then Buyer shall remit such amount to Seller. If the number is positive then Seller shall immediately remit such amount to Buyer. Notwithstanding the foregoing or anything herein to the contrary, Seller shall pay all repair expenses related to the mill site that were incurred on or before September 30, 2016 even if such expenses are invoiced after September 30, 2016 and such expenses shall not be the responsibility of Buyer nor shall they be figured into the Post Closing Adjustment.

Seller shall keep records of cash expense items and accounts receivable and provide such records to Buyer so that Buyer can adequately review and prepare the Post Closing Adjustment pursuant to this Section 2.08.

Article III
Closing

Section 3.01         Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the business day immediately following the day on which all the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) (the “Closing Date”). The Closing shall take place by email exchange of signature pages. To the extent permitted by Law for tax, accounting and financial purposes, the parties shall treat the Closing as being effective as of 12:01 a.m. on September 30, 2016.

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Section 3.02         Closing Deliverables.

(a)          At the Closing, Seller shall deliver to Buyer the following:

(i)          one or more bills of sale, in form and substance satisfactory to Buyer (each, a “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii)         one or more assignment and assumption agreements in form and substance satisfactory to Buyer and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii)        duly executed deeds sufficient to transfer all of the Purchased Assets that are owned Mining Claims to Buyer;

(iv)        duly executed assignments sufficient to transfer all of the Purchased Assets that are leased Mining Claims to Buyer;

(v)         duly executed assignments sufficient to transfer all of the Purchased Assets that are Access Rights to Buyer;

(vi)        duly executed deeds or assignments sufficient to transfer all of the Purchased Assets that are Water Rights to Buyer;

(vii)       duly executed deeds or assignments sufficient to transfer all of the Improvements to Buyer;

(viii)      one or more assignments in form and substance satisfactory to Buyer (each, an “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Purchased IP to Buyer;

(ix)         all documents of title and instruments of conveyance, duly executed by Seller, necessary to transfer record and/or beneficial ownership to Buyer of all automobiles, trucks and trailers owned by Seller which are included in the Purchased Assets (and any other Purchased Assets owned by Seller which require execution, endorsement and/or delivery of a document in order to vest record or beneficial ownership thereof in Buyer);

(x)          any documents or agreements, in form and substance satisfactory to Buyer, necessary to transfer any and all Permits that are part of the Purchased Assets to Buyer;

(xi)         a power of attorney in form and substance satisfactory to Buyer and duly executed by Seller;

(xii)        the Seller Closing Certificate;

(xiii)       the FIRPTA Certificate;

(xiv)       the certificates of the Secretary or Assistant Secretary of Seller and Guarantor Entity required by Section 7.02(o), Section 7.02(p), Section 7.02(q), and Section 7.02(r); and

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(xv)       such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;

(xvi)      the Transition Services Agreement in substantially the form set forth on Exhibit A hereto.

(xvii)     the Guaranty Agreement in substantially the form set forth on Exhibit C hereto.

(xviii)    a payoff and release letter (approved and acknowledged by Buyer) from BCM CalX Fund, L.P., the holder of a perfected first-priority security interests in the Purchased Assets, confirming upon the receipt of $2,100,000 by BCM CalX Fund, L.P from Buyer, all indebtedness of Seller owed to BCM CalXFund, L.P. shall be satisfied in full and BCM CalXFund, L.P. shall immediately cause to be filed with the proper Governmental Authorities all termination statements (copies of which shall have been made available for Buyer’s inspection and approval, prior to the Closing Date) and BCM CalXFund, L.P. shall take any other actions requested by Buyer to extinguish any liens on the Purchased Assets, including but not limited to filing releases of deeds of trusts, and satisfaction of judgment documents;

(xix)       payoff letters from Komatsu

(xx)        a writing from Garfield County for any property taxes owed

(xxi)       a writing from Town of Basalt for any monies owed

(xxii)      a list of accounts payable items as of September 30, 2016 that are to be p aid ten (10) days after the Closing Date

(xxiii)     Indebtedness amounts set forth on Exhibit E hereto.

(xxiv)    a resolution adopted by Seller and approved in form by Buyer authorizing the transaction, naming the current managers of Seller and removing any other managers;

(b)          At the Closing, Buyer shall deliver to Seller the following:

(i)          the Purchase Price;

(ii)         the assignment and assumption agreement(s) duly executed by Buyer;

(iii)        the Transition Services Agreement duly executed by Buyer;

(iv)        the Guaranty Agreement duly executed by Buyer;

(v)         the Buyer Closing Certificate; and

(vi)        the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(f) and Section 7.03(g).

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Article IV
Representations and warranties of seller

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01         Organization and Qualification of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Colorado and has full company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.02         Authority of Seller  Seller has full company power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite company action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 4.03         No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, operating agreement or other organizational documents of Seller or cause the trigger of any rights of first refusal; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit (i) to which Seller is a party, (ii) by which Seller or the Business is bound or (iii) to which any of the Purchased Assets are subject (including any Assigned Contract) to the extent such Contract or Permit constitutes any of the Purchased Assets or would otherwise affect the transfer of the Purchased Assets; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets, except in the case of clauses (c) and (d), where the conflict, violation, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Encumbrance would not, individually or in the aggregate, have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

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Section 4.04         Financial Statements. Complete copies of the unaudited financial statements consisting of the balance sheet of the Business as at December 31, in each of the years 2015, 2014 and 2013, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at August 31, 2016 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the eight- month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse). The Financial Statements are based on the books and records of the Business, and fairly and accurately present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2015 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of August 31, 2016 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Seller maintains a standard system of accounting for the Business and has used and continues to use consistent non-GAAP accounting principles, policies and procedures.

Section 4.05         Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06         Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a)          event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)          material change in any method of accounting or accounting practice for the Business;

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(c)          material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d)          entry into any Contract that would constitute a Material Contract;

(e)          incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(f)          transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Interim Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(g)          cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(h)          transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Purchased IP or Intellectual Property Agreements;

(i)          material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(j)          acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(k)          material capital expenditures which would constitute an Assumed Liability;

(l)          imposition of any Encumbrance upon any of the Purchased Assets;

(m)         (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

(n)          adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(o)          any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

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(p)          adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(q)          purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice;

(r)          any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

(s)          Seller shall not make any expenditures in excess of $5,000 related to the Business beginning on or after September 30, 2016 without Buyer’s written approval; except Seller may make payments for those items enumerated on the accounts payable list that Seller and Buyer jointly prepared.

Section 4.07         Material Contracts.

(a)          Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the ownership, lease, occupancy, management or operation of the Mining Claims and all Intellectual Property Agreements being “Material Contracts”):

(i)          all Contracts with each customer of the Business, including all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(ii)         all Contracts with each vendor or supplier of the Business;

(iii)        all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)        all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)         all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi)        all employment agreements and Contracts with independent contractors or consultants (or similar arrangements);

(vii)       except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

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(viii)      all Contracts with any Governmental Authority (“Government Contracts”);

(ix)         all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)          all joint venture, partnership or similar Contracts;

(xi)         all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii)        all powers of attorney with respect to the Business or any Purchased Asset;

(xiii)       all collective bargaining agreements or Contracts with any Union; and

(xiv)      all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07

(b)          Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

Section 4.08         Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets subject to the paramount title of the United States to the Mining Claims which it has good record title. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)          those items set forth in Section 4.08 of the Disclosure Schedules;

(b)          liens for Taxes not yet due and payable;

(c)          mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

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(d)          easements, rights of way, zoning ordinances and other similar encumbrances affecting the Purchased Assets which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Mining Claims, or the Business and which do not render title to any Purchased Assets unmarketable; or

(e)          liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.09         Condition and Sufficiency of Assets. Except as set forth in the Section 4.09 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business in substantially the same manner as conducted by Seller prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted by Seller. None of the Excluded Assets are material to the Business.

Section 4.10         Mining Claims.

(a)          Section 4.10(a) of the Disclosure Schedules sets forth all of the unpatented placer mining claims owned, leased, or legally possessed by Seller (the “Mining Claims”) on which Seller operates the Business, including but not limited to the Mining Complex, including all right, title and interest in such Mining Claims. The property maps attached hereto in Section 4.10(a) of the Disclosure Schedules depict in a reasonably accurate manner the location and boundaries of the Mining Claims. True and complete copies of the following have heretofore been delivered to Buyer: (A) all deeds, title insurance policies, title insurance commitments, title reports, title opinions, title abstracts, maps and surveys relating to the Mining Claims, and (B) all documents evidencing recorded and unrecorded Encumbrances upon the Mining Claims.

(b)          Except as otherwise set forth on Section 4.10(b) of the Disclosure Schedules, Seller is the sole owner of the Mining Claims, free and clear of all Encumbrances, except paramount title in the United States in connection with the Mining Claims;

(c)          Except as otherwise set forth on Section 4.10(c) of the Disclosure Schedules, with respect to the Mining Claims held or used in connection with the Business, all required claim maintenance fees have been paid in the manner required by Law in order to maintain the Mining Claims in good standing through the end of the current assessment year and proof thereof has been properly and timely recorded and filed in accordance with Law;

(d)          Except as otherwise set forth on Section 4.10(d) of the Disclosure Schedules, location certificates for the Mining Claims are in compliance with applicable Law and were properly recorded and filed with appropriate Governmental Authorities;

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(e)          Seller acquired the Mining Claims properly and legally and in accordance with industry standards;

(f)          No third party holds rights in the surface of the public lands of the United States on which the Mining Claims are located, or within the Access Rights utilized by Seller to operate the Business;

(g)          There is no known or suspected adverse claim or challenge by any Person against or to the ownership of the Purchased Assets, including the Lands covered by the Mining Claims and the Mining Complex;

(h)          There are no outstanding options, rights of first offer or refusal to purchase or transfer any of the Purchased Assets including the Mining Claims and Seller has not transferred or otherwise granted to any Person any rights in the Purchased Assets including the Mining Claims.

(i)          Section 4.10(i) of the Disclosure Schedules sets forth a list of all royalties on or burdening all or any portion of the Mining Claims, whether such royalty is characterized as an overriding royalty, net profit interest, gross proceeds royalty, production payment, streaming transaction, share of mineral product or otherwise. Except as set forth on Section 4.10(i) of the Disclosure Schedule the royalties are fully paid and there is no liability or outstanding payment on any such royalty.

Section 4.11         Intellectual Property

(a)          Section 4.11(a) of the Disclosure Schedules lists all Intellectual Property included in the Purchased Assets ("Purchased IP"). Seller owns or has adequate, valid and enforceable rights to use all the Purchased IP, free and clear of all Encumbrances. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased IP, or restricting the licensing thereof to any person or entity. With respect to the registered Intellectual Property listed on Section 4.11(a) of the Disclosure Schedules, (i) all such Intellectual Property is valid, subsisting and in full force and effect and (ii) Seller has paid all maintenance fees and made all filings required to maintain Seller's ownership thereof. For all such registered Intellectual Property, Section 4.11(a) of the Disclosure Schedules lists (A) the jurisdiction where the application or registration is located, (B) the application or registration number, and (C) the application or registration date.

(b)          Seller's prior and current use of the Purchased IP has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased IP. No person or entity is infringing, misappropriating, diluting or otherwise violating any of the Purchased IP, and neither Seller nor any affiliate of Seller has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation..

(c)          Seller’s rights in the Purchased IP are valid, subsisting and enforceable. Seller has taken all reasonable steps to maintain the Purchased IP and to protect and preserve the confidentiality of all trade secrets included in the Purchased IP.

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(d)          There are no Actions settled, pending or threatened alleging any infringement, misappropriation, dilution or violation of the Purchased IP.

(e)          Section 4.11(d) of the Disclosure Schedules lists all Intellectual Property Agreements. Seller has provided Buyer with true and complete copies of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

Section 4.12         Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis.

Section 4.13         Real Property and Leased Real Property. Seller does not own and has not agreed to acquire any real property or interest in real property related to or in connection with the Business and Seller is not a party to any lease or agreement in the nature of a lease in respect of any real property, whether as lessor or lessee, in connection with the Business.

Section 4.14         Customers and Suppliers.

(a)          Section 4.14(a) of the Disclosure Schedules sets forth with respect to the Business (i) the ten (10) largest customers by aggregate consideration received by Seller for 2015 and the first eight months of 2016 (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. As of the date of this Agreement, Seller has not received any written notice that any of the Material Customers with whom the Seller was doing business has ceased, or intends to cease after the Closing to use the goods or services of the Business or to otherwise terminate or materially reduce sales levels.

(b)          Section 4.14(a) of the Disclosure Schedules sets forth with respect to the Business (i) the ten (10) largest suppliers by aggregate consideration paid by Seller for 2015 and the first eight months of 2016 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. As of the date of this Agreement, Seller has not received any written notice that any of the Material Suppliers has ceased or intends to cease to supply goods or services to the Business or to otherwise terminate or materially reduce sales levels.

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Section 4.15         Insurance. Section 4.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since Seller’s inception. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.16         Legal Proceedings; Governmental Orders.

(a)          Except as set forth in Section 4.14(a) of the Disclosure Schedules, there are no material Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Business, including the Purchased Assets and the Assumed Liabilities; (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; or (c) to Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)          Except as set forth in Section 4.16(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.17         Compliance With Laws; Permits.

(a)          Except as set forth in Section 4.17(a) of the Disclosure Schedules, Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)          All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.

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Section 4.18         Environmental Matters.

(a)          The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)          Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.18(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)          None of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)          There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business, and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(e)          Section 4.18(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Business or the Purchased Assets.

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(f)          Section 4.18(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller and any predecessors in connection with the Business or the Purchased Assets as to which Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller.

(g)          Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of any third parties under any Environmental Law.

(h)          Seller has provided or otherwise made available to Buyer and listed in Section 4.18(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)          Seller is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

Section 4.19         Employee Benefit Plans.

(a)          Section 4.18(f) of the Disclosure Schedules contains a true and complete list of the benefit plans (“Benefit Plans”).

(b)          Seller does not maintain, participate in or contribute to, nor has it ever maintained, participated in, or contributed to, nor is it required to contribute to any pension plan, and no liens have been imposed pursuant to Section 412 of the Code or Section 302 of ERISA. Seller does not participate in or contribute to, nor has it participated in, or contributed to, nor is it required to contribute to any multiemployer plan.

(c)          Except as set forth in Section 4.19(c) of the Disclosure Schedules, there is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

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(d)          Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(e)          There are no agreements which will provide payments to any officer, employee, shareholder or highly compensated individual which will be "parachute payments" under Section 280G of the Code that will be subject to the tax under Section 4999 of the Code. The transactions contemplated by this Agreement will not entitle any individual to payment or acceleration of any benefits under any Benefit Plan.

Section 4.20         Employment Matters.

(a)          Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

(b)          Seller is not, and has not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of Seller, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.

Section 4.21         Taxes. Except as set forth in Section 4.21 of the Disclosure Schedules:

(a)          All Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)          Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

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(d)          All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e)          Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(f)          There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g)          Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h)          Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(i)          Seller shall file its Colorado sales tax return with the Colorado Department of Revenue no later than ten (10) days after the Closing Date.

(j)          Buyer shall prepare the Retail Sales Tax Return for Occasional Sales with the Colorado Department of Revenue on the tangible personal property included in this Agreement no later than the twentieth (20th) day of the month following the Closing Date. Buyer shall provide Seller with evidence of filing such Tax Return within three (3) business days after Buyer’s receipt of such evidence.

(k)          Buyer shall be entitled to deduct and withhold from the Purchase Price fifty thousand dollars 00/100 ($50,000) for Withholding Taxes and amounts for Property Taxes due and payable. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 4.22         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document.

Section 4.23         Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 4.24         Capitalization. Section 4.24 of the Disclosure Schedules sets forth all of the outstanding membership interests, profits interest or other equity interests in Seller. Except as set forth on Section 4.24 of the Disclosure Schedules, there are no issued and outstanding membership interests, profits interest or other equity interests in Seller. All of the outstanding membership interests, profits interest and other equity interest of Seller have been duly authorized and validly issued. There are no pre-emptive or other outstanding rights, options, warrants, conversion rights, rights of first refusal, unit appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments under with Seller is or may become obligated to issue or sell or giving any Person a right to subscribe or acquire or dispose of, any equity interest, membership interest, or any security or obligations exercisable or exchangeable for or convertible into any equity or membership interest of Seller and no security or obligations evidencing such rights are authorized, issued or outstanding. The membership interests of Seller are not subject to any voting trust agreement or similar arrangement relating to the voting of such membership interests or other equity interest.

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Section 4.25         Officers and Managers.   Section 4.25 of the Disclosure Schedules sets forth the names and titles of all the managers and officers of Seller.

Section 4.26         Water Rights and Easements.   Section 4.26 of the Disclosure Schedules set forth a true and complete list of all Water Rights owned by Seller and all Access Rights owned by Seller. Seller holds good and valid title to all Water Rights free and clear of all Encumbrances and each of the Water Rights is valid and in good standing. All Access Rights are in full force and effect.

Section 4.27         Fines.   Section 4.27 of the Disclosure Schedules sets forth all outstanding fines imposed on Seller by any Governmental Authority, including any fines imposed by the United States Mine Safety and Health Administration (collectively, the “Fines”).

Section 4.28         Reclamation Bonds. Section 4.28 of the Disclosure Schedules sets forth a description of all surety instruments, bonds, letters of credit guarantees and other instruments or arrangements securing guaranteeing performance of obligations with respect to the operation, closure, reclamation or remediation of the Purchased Assets (collectively, the “Reclamation Bonds”). No Governmental Authority has claimed any deficiency with respect to or called on any Reclamation Bond.

Section 4.29         Reclamation Plan. Section 4.29 of the Disclosure Schedules contains a complete copy of the Reclamation Plan and any amendments thereto. Except as set forth in Section 4.29 of the Disclosure Schedules, Seller has always operated in compliance with the Reclamation Plan.

Section 4.30         Plan of Operations. Section 4.30 of the Disclosure Schedules contains copies of each Plan of Operations Seller has operated under including any amendments thereto. Except as set forth in Section 4.30 of the Disclosure Schedules, Seller’s Plans of Operations have always been approved and authorized as required by Law and Seller is currently and always has been in compliance with such Plans of Operations.

Section 4.31         Seller’s Operations on the Land. Seller’s operations on the Land do not violate any applicable building code, zoning requirement or classification, or pollution control ordinance or statute or any other applicable law, regulation or ordinance.  Seller has all licenses and permits necessary to operate on the Land.  Seller has obtained all appropriate certificates of occupancy, licenses, easements and rights of way, required to use and operate the Land. Seller has not received notice of any intention on the part of any issuing Governmental Authority to cancel, suspend, or modify any material approvals, licenses or permits relating to the operations on the Land. Except as disclosed in Section 4.31 of the Disclosure Schedules, any operations now or heretofore conducted on the Land, are, and have been, so long as Seller has occupied the Land, in compliance with all applicable Environmental Laws; all federal, state and local permits, licenses, registrations and authorizations required for the use of and operations on the Land have been obtained and further, there are currently no violations of such permits, licenses, registrations or authorizations; there are no claimed, alleged or threatened violations of or liabilities under any Environmental Laws with respect to the Land, nor are there any present or planned discussions or negotiations with any agency regarding the release of any Hazardous Materials and the Land has not been used for the treatment, storage or disposal of any Hazardous Materials as such treatment, storage or disposal may be regulated under the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. or its state counterparts, as amended

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Section 4.32         Majority Member and Managers Authorization. Seller represents and warrants that Peter Babin is the sole Manager and controlling member of Dartagnan LLC, a Colorado limited liability, and that Dartagnan LLC is the majority member of Seller (“Majority Member”). Seller further represents and warrants that it has received all necessary approvals and authorizations from Peter Babin, John Skadow, and Benjamin Miller, all of its Managers, and the Majority Member to properly effectuate the transactions contemplated by this Agreement and that Seller is fully authorized and empowered to enter into this Agreement, the Transaction Documents and all related documents contemplated thereby.

Section 4.33         Indebtedness. Exhibit E hereto sets forth all of the Indebtedness of the Seller before giving effect to the repayment thereof on or before the Closing Date.

Article V
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01         Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation.

Section 5.02         Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

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Section 5.03         No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document.

Section 5.05         Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Article VI
Covenants

Section 6.01         Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a)          preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)          pay the debts, Taxes and other obligations of the Business when due;

(c)          continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(d)          maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e)          continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

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(f)          defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g)          perform all of its obligations under all Assigned Contracts;

(h)          maintain the Books and Records in accordance with past practice;

(i)          comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(j)          not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.

Section 6.02         Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Without limiting the foregoing, Seller shall permit Buyer and its Representatives to conduct environmental due diligence of the Land, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Land. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given by Seller in this Agreement.

Section 6.03         No Solicitation of Other Bids.

(a)          Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b)          Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, including the identity of the Person.

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(c)          Seller agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04         Notice of Certain Events.

(a)          From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)         any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)        any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)        any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)          Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05         Employees and Employee Benefits.

(a)          Commencing on the Closing Date, Seller shall terminate all employees of the Business who are actively at work on the Closing Date, and Buyer shall offer employment to Justin Olin for 90 days on such terms as it decides.

(b)          Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, manager, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date.

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(c)          Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, managers, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date.

(d)          Seller shall remain responsible for all liabilities and obligations in connection with COBRA with respect to any individual who as a result of the transactions contemplated by this Agreement, including, any individual who is participating in any Benefit Plan and who experiences a "qualifying event" (within the meaning of COBRA) on or before the Closing Date and any individual who is receiving COBRA coverage as of the Closing Date.

Section 6.06         Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any confidential information of Buyer by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall cooperate with Buyer, at Buyer’s expense, in any effort by Buyer to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. To the extent Seller is ultimately required to disclose such confidential information, Seller shall only disclose that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed.

Section 6.07         Non-competition; Non-solicitation.

(a)          For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

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(b)          During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after one hundred and eighty (180) days from the date of termination of employment, any employee who voluntarily terminates his or her own employment.

(c)          Seller acknowledges that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)          Seller acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.08         Governmental Approvals and Consents.

(a)          Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.

(b)          Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all Governmental Authorities and third parties that are described in Section 4.03 of the Disclosure Schedules and required to transfer all Permits, Assigned Contracts and other Purchased Assets.

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(c)          All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting with any Governmental Authority.

(d)          Seller and Buyer agree upon the transfer of the reclamation plan to Buyer, Seller’s reclamation bond shall be returned to it in the amount of $172,376.

Section 6.09         Books and Records.

(a)          Seller shall turn over all books and records related to the Business on or immediately following the Closing Date to Buyer.

(b)          In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall:

(i)          retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)         upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(c)          Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law.

Section 6.10         Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII.

Section 6.11         Public Announcements. Unless otherwise required by applicable Law or any stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby.

Section 6.12         Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws shall be treated as Excluded Liabilities.

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Section 6.13         Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due.

Section 6.14         Permit and Surety Bond Matters.

(a)          As promptly as commercially reasonable after the Closing, Buyer shall file with the appropriate Governmental Authority all applications required to transfer from Seller to Buyer the Permits that are not transferable until after Closing and (ii) Buyer shall take commercially reasonable actions under applicable Law to put in place with the appropriate Governmental Authority as promptly as commercially reasonable after the Closing financial assurances necessary to transfer such Permits from the Seller to Buyer. Seller agrees to diligently provide any cooperation reasonably requested by Buyer to bring about the transfer of such Permits. From and after the Closing, Buyer shall diligently pursue the transfer of the Permits to Buyer and Buyer shall operate under the Permits as the designated operator in accordance with applicable Laws and the terms and conditions of such Permits and any agreements governing their transfer; provided, that in no event shall Buyer be obligated to accept any material amendment to the terms of any Permit or any additional conditions with respect to any transferred Permit. To the extent allowed by and in accordance with applicable Laws and the terms and conditions of such Permits and any agreements governing their transfer, Seller grants Buyer the right to conduct, at the sole cost and expense of Buyer, mining operations following the Closing on the Mining Complex as the designated operator until such time as the Permits are transferred to Buyer (the “Interim Period”). Seller shall have (and Buyer grants) all rights of entry onto the Mining Complex necessary for Seller to maintain the Permits prior to transfer.

(b)          Buyer, at all times prior to the transfer of the Permits to Buyer shall: (i) comply with all applicable Laws governing, and all conditions and requirements of, or pertaining to, any such Permits; and (ii) be solely responsible for all incidents of violation, non-compliance, and similar occurrences related to such Permits that arise from the actions of Buyer.

(c)          Notwithstanding anything in this Agreement to the contrary, (i) during the Interim Period, absent the occurrence of an incident of violation, noncompliance or similar occurrence for which Buyer is responsible pursuant to Section 6.14(c), Seller shall remain responsible, at its sole cost and expense, for maintaining any surety bonds or other financial assurances required in connection with the Permits.

Section 6.15         Payments Received from Third Parties. To the extent that, after the Closing Date, Seller receives any payment that is for the account of Buyer according to the terms of this Agreement or any other Transaction Documents or that otherwise relates primarily to the Purchased Assets, Seller shall promptly deliver such amount or instrument to Buyer. All amounts due and payable under this Section 6.15 shall be due and payable by Seller in immediately available funds, by wire transfer to the account designated in writing by Buyer. Notwithstanding the foregoing, Seller shall use its commercially reasonable efforts to direct or forward all bills, invoices or like instruments related to the Business to which Buyer is entitled to. Any payments received under this Section 6.15 by Seller will be treated by Seller as being received by Seller in its capacity as agent for Buyer.

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Section 6.16         Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions.

Section 6.17         BLM. Following the Closing, Buyer shall file appropriate transfer documents in the proper BLM Colorado Office and also with the Garfield County recorder's office. Seller agrees to diligently provide any assistance reasonably requested by Buyer in order to complete the immediate foregoing.

Section 6.18         Accounts Payable. Seller shall pay all accounts payable and accrued payment obligations to the extent relating to or arising out of the Business no later than ten (10) days following the Closing Date and provide evidence in writing thereof to Buyer within the same time period. Prior to Closing, Seller and Buyer shall use their best efforts to jointly prepare a list of accounts payable that must be paid by Seller following the Closing.

Article VII
Conditions to closing

Section 7.01         Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)          Seller shall have received any consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 and Buyer shall have received any consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02         Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          Other than the representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.04, Section 4.22, Section 4.24 and Section 4.32 the representations and warranties of Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.04, Section 4.22, Section 4.24 and Section 4.32 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

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(b)         Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)         No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)         All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been received.

(e)         From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)          Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents set forth in Section 3.02(a).

(g)         Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date or, if any such Permits are not capable of being obtained prior to the Closing, it shall have received such evidence as it deems satisfactory that it shall be able to obtain such Permits post-Closing and will be permitted to operate the Business post-Closing until such Permits are obtained.

(h)         All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion.

(i)          Buyer shall have received a landman title report from a reputable landman company covering the Mining Claims and Buyer shall be satisfied with the results of such landman title report in its sole discretion.

(j)          Buyer shall have completed its due diligence of Seller, and shall be satisfied with the results of such investigation in its sole and absolute discretion.

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(k)          Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(l)          All Indebtedness shall have been paid on or prior to the Closing Date.

(m)         All payoff letters shall have been delivered to Buyer.

(n)          a resolution adopted by Seller and approved by Buyer authorizing the transaction, naming the current managers of Seller and removing any other managers;

(o)          Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the members and managers of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect.

(p)          Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(q)          Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Guarantor Entity certifying that attached thereto are true and complete copies of all resolutions adopted by the members and managers of Guarantor Entity authorizing the execution, delivery and performance of the Guaranty Agreement and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect.

(r)          Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Guarantor Entity certifying the names and signatures of the officers of Guarantor Entity authorized to sign the Guaranty Agreement.

(s)          Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

(t)          Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(u)          Seller shall provide Tax Clearance Certificates to Buyer demonstrating that Seller has satisfied all Tax obligations in Colorado.

(v)         Buyer shall have provided to Seller a copy of the fully-executed letter of employment, dated as of the Closing Date, as between Buyer and Mr. Justin Olin.

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Section 7.03         Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)          Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)          No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)          Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(e)          Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(f)          Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect.

(g)          Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

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(h)          Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Article VIII
Indemnification

Section 8.01         Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two years from the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.08, Section 4.22, Section 4.24, Section 4.32, Section 5.01, Section 5.02 and Section 5.04 shall survive indefinitely, (ii) Section 4.18 shall survive for a period of five (5) years after the Closing, and (iii) Section 4.09 and Section 4.21 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02         Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, Seller and Guarantor Entity (jointly and severally) shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)          any Excluded Asset or any Excluded Liability; or

(d)          any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

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Section 8.03         Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)          any Assumed Liability.

Section 8.04         Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)          Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds One Hundred Fifty Thousand Dollars 00/100 $150,000 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02 shall not exceed Nine Hundred Thousand Dollars 00/100 ($900,000) (the “Cap”).

(b)          Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c)          Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.08, Section 4.18, Section 4.09, Section 4.21, Section 4.22, Section 4.24, Section 5.01, Section 5.02 and Section 5.04.

(d)          For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

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(e)          The representations, warranties and covenants of Seller and Buyer’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer or by reason of the fact that the Buyer knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Buyer’s waiver of any conditions set forth in Section 7.02.

Section 8.05         Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)          Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)          Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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(d)          In the case of any Tax in respect of which there is any procedure for prior notice to a Tax authority and issuance of a Tax clearance certificate (or any similar proceeding), the requirements of that procedure have been or will be satisfied prior to the Closing Date by Seller, and any amounts required to be paid to eliminate any liability of Buyer with respect to that Tax have been or will be paid by Seller.

Section 8.06         Insurance and Other Recoveries. The amount for which an Indemnifying Party is ultimately liable to the Indemnified Party pursuant to Article VIII in respect of any loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premium or other chargebacks. Notwithstanding the foregoing, the parties agree that an Indemnifying Party shall make any and all indemnification payments initially without regard to any potential recovery from an insurance company or other third party, no party shall have any obligation to seek to recover from an insurance company or other third party in connection with making a claim under this Article VIII against an Indemnifying Party and that, promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment in respect of any loss for which the Indemnified Party received indemnification from the Indemnifying Party, the Indemnified Party shall reimburse the Indemnifying Party for such reduction in losses for which the Indemnified Party was indemnified prior to the realization of reduction of such losses.

Section 8.07         Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to fifteen percent (15%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 8.08         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.09         Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

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Section 8.10         Not Exclusive Remedy. The indemnification rights of the parties under this Article VIII are independent of, and in addition to, such rights and remedies as the parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any covenant, agreement or obligation hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

Article IX
Termination

Section 9.01         Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of Seller and Buyer;

(b)          by Buyer by written notice to Seller if:

(i)          Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyer; or

(ii)         any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by November 15, 2016 (the “Drop Dead Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)          by Seller by written notice to Buyer if:

(i)          Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Seller;

(d)          by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02         Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)          as set forth in this Article IX, and Section 6.06;

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(b)          that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Article X
Miscellaneous

Section 10.01         Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 10.02         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If Buyer, to:	RMR Aggregates, Inc. 9301 Wilshire Blvd., Suite 312 Beverly Hills, California 90210 Attn: Gregory M. Dangler E-mail: gdangler@rmrholdings.com Fax: (310) 961-3436

With copies to:	Greenberg Traurig LLP 1200 17th Street, Suite 2400 Denver, CO 80202 Attn: Marc Musyl E-mail: musylm@gtlaw.com Fax:

If Seller, to:	CalX Minerals, LLC

Attn: Peter Babin, CEO

E-mail: peterbabin19@gmail.com

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With copies to:	CalX Minerals, LLC

Attn: John Skadow, CFO

E-mail: jskadow@gmail.com

Section 10.03         Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

Section 10.06         Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

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Section 10.07         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, and subject to the following terms and limitations set forth in this Section 10.07, Buyer shall be entitled to assign this Agreement to an Affiliate or an independent third party, or to otherwise designate, an Affiliate or independent third party (in either case, a “Designated Buyer”), without Seller’s prior consent.

Section 10.08         No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever.

Section 10.09         Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof.

Section 10.10         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction).

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF COLORADO IN EACH CASE LOCATED IN THE CITY OF DENVER AND COUNTY OF DENVER, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.11         Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13         Acknowledgement of Counsel.  Each party hereto acknowledges and agrees that such party has had the opportunity to be represented in the negotiations for the preparation of this Agreement by counsel of such party’s own choosing, and that if such party has elected not to be represented by counsel in the negotiation and preparation of this Agreement, such election was made freely and voluntarily with full awareness of the consequences of the decision.  Each party hereto further acknowledges and agrees that such party has read this Agreement, and is fully aware of the contents and legal effect of this Agreement, and that such party has executed this Agreement after independent investigation and without fraud, duress or undue influence.  This Agreement shall be construed as if each party were jointly and equally responsible

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers, managers and members thereunto duly authorized.

SELLER

Calx Minerals, LLC

By	/s/ Peter Babin

Name: Peter Babin

Title: President/Manager

MAJORITY MEMBER OF SELLER

DARTAGNAN, LLC, a Colorado limited liability company

By	/s/ Peter Babin

Name: Peter Babin

Title: Manager

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PETER BABIN, INDVIDUALLY, IS SIGNING THIS AGREEMENT FOR THE LIMITED PURPOSE OF PERSONALLY GUARANTEEING THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 4.02 AND 4.32 OF THE AGREEMENT AND HE FURTHER REPRESENTS AND WARRANTS THAT HE IS DULY AUTHORIZED AND HAS LEGAL CAPACITY TO EXECUTE AND ENTER INTO ON BEHALF OF SELLER THIS AGREEMENT, THE TRANSACTION DOCUMENTS AND ALL OTHER RELATED DOCUMENTS. PETER BABIN HEREBY AGREES BY SIGNING THIS AGREEMENT HERETO THAT HE IS ABSOLUTELY AND UNCONDITIONALLY GUARANTEERING TO BUYER ANY LOSSES RELATED TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS PARAGRAPH AND IN SECTION 4.02 AND SECTION 4.32 OF THE AGREEMENT. THE FOREGOING OBLIGATIONS SET FORTH ARE PRIMARY AND INDEPENDENT OF THE OBLIGATIONS OF SELLER UNDER THE AGREEMENT AND BUYER MAY BE BRING A SEPARATE ACTION DIRECTLY AGAINST PETER BABIN FOR ANY LOSSES RELATED TO OR THAT ARISE OUT OFTHE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS PARAGRAPH, SECTION 4.02 AND SECTION 4.32 IN THE AGREEMENT. FOR THE AVOIDANCE OF DOUBT, NONE OF THE CAPS AND BASKETS SET FORTH IN SECTION 8.04 SHALL APPLY TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS PARAGRAPH.

PETER BABIN

/s/ Peter Babin
Peter Babin, individually

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BUYER

RMR Aggregates, Inc.

By	/s/ Gregory Dangler

Name: Gregory Dangler

Title: President

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Exhibit A

Transition Services Agreement

[To be attached]

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Exhibit B

Mining Complex

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Exhibit C

Guaranty Agreement

[To be attached]

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Exhibit D

Land

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Exhibit E

Indebtedness

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